UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	January 23, 2008

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(704) 344-8150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The first two paragraphs of Item 8.01 of the Current Report on Form 8-K filed by FairPoint Communications, Inc. (the “Company”) with the Securities and Exchange Commission on January 24, 2008, is hereby amended and restated to clarify (i) the first sentence of the first paragraph and (ii) certain capital expenditure requirements imposed by the Stipulation (as defined below) to be expended following consummation of the merger of Northern New England Spinco Inc. (“Spinco”), a subsidiary of Verizon Communications Inc. (“Verizon”), with and into the Company (the “Merger”).

Item 8.01 – Other Events.

On January 23, 2008, the Company, Verizon New England Inc. (“Verizon New England”), certain affiliates of Verizon New England and the Staff signed a joint settlement stipulation (the “Stipulation”) and filed the Stipulation with the NHPUC relating to the Merger.  The Stipulation constitutes a recommendation by the parties thereto to the NHPUC to approve the Merger subject to the terms and conditions contained in the Stipulation.

The Stipulation provides for, among other things: (i) the Company making minimum capital expenditures in New Hampshire of $52 million in each of the first three years following the consummation of the Merger and $49 million in each of the fourth and fifth years following the consummation of the Merger; (ii) the Company making aggregate capital expenditures of $56.4 million during the first five years following the consummation of the Merger to expand broadband availability in New Hampshire to 75% of the Company’s access lines within 18 months of the consummation of the Merger, 85% within two years of the consummation of the Merger and 95% within five years of the consummation of the Merger ($31.4 million of this amount is in addition to the capital expenditure requirements set forth in (i) above); (iii) a 35% reduction in the Company's anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the Stipulation; (iv) restrictions on the Company’s ability to pay dividends after the second full fiscal quarter following the closing of the Merger based on the Company satisfying specified financial ratio tests set forth in the Stipulation; (v) the Company paying annually the greater of $45 million or 90% of Free Cash Flow (defined in the Stipulation as revenue less all cash operating expenses (including, without limitation, interest payments and tax payments) and cash contributions to retirement or pension benefit plans, capital expenditures, dividends and other routine cash expenditures) to reduce the principal amount of the term loan which the Company expects to obtain in connection with the Merger; and (vi) an independent third party monitor for the Transition Services Agreement cutover process for the conversion from Verizon’s systems to the Company’s systems.  In addition, pursuant to the Stipulation, Verizon New England has agreed to (i) contribute an additional $25 million to Spinco immediately prior to the consummation of the Merger and an additional $25 million to the Company on the second anniversary of the consummation of the Merger to fund capital and operating expenditures and other broadband expansion in New Hampshire in excess of the minimum expenditures necessary to meet the requirements set forth above and (ii) provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement between Verizon and Spinco as of the date hereof.  The latter obligation is the same obligation contained in the stipulation which was previously approved by the Maine Public Utilities Commission.

The Company has filed, and the Securities and Exchange Commission (“SEC”) has declared effective, a registration statement in connection with the Merger.  The Company urges investors to read this document and other materials filed and to be filed by the Company relating to the Merger because they contain and will contain important information.  Investors may obtain free copies of the registration statement, as well as other filed documents containing information about the Company and the Merger, at www.sec.gov, the SEC’s website.  Investors may also obtain free copies of these documents and the Company’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
	Name:	John P. Crowley
	Title:	Executive Vice President and
Chief Financial Officer

Date:  February 7, 2008